Exhibit (m)(18)

TRADING AND NSCC FUND/SERV NETWORKING AGREEMENT

THIS AGREEMENT is made and entered into this 11th day of September 2014 by and between GWFS Equities, Inc. (“GWFS”), a Delaware corporation having its principal office and place of business at 8515 East Orchard Road, Greenwood Village, Colorado, 80111, and GMO Series Trust, a Massachusetts business trust having its principal office and place of business at 40 Rowes Wharf, Boston, MA 02110 (the “Trust”).

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended, on behalf of certain funds(collectively the “Fund”), and each separate series of a Fund (the “Portfolios”); and

WHEREAS, the Trust has the authority to enter into contracts with third parties that relate to the services it is required to provide to the Fund and its Portfolios and to bind the Funds to the performance contemplated thereby hereunder; and

WHEREAS, it is contemplated that qualified employee benefit or retirement plans, nonqualified employee benefit plans and other account holders (“Account Holders”) will invest their assets in the Fund or its Portfolios; and

WHEREAS, GWFS, a registered broker and member of the Financial Industry Regulatory Authority, Inc., (“FINRA”), transmits trades to mutual fund companies on behalf of Account Holders; and

WHEREAS, it is understood that when GWFS, the Trust and/or the Fund’s Custodian, or other Fund agent, are members of the National Securities Clearing Corporation (“NSCC”) the terms and conditions of NSCC membership shall be incorporated herein and the parties hereto shall act according to their duties as NSCC members including but not limited to the duties, procedures and obligations of Matrix Level 0 trading.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Non-NSCC Trades.

The following procedures for purchase, redemption, and exchange orders for shares from Account Holders as set forth in this Section 1 are presented herein as an alternative means of trading in the event that the NSCC Fund/SERV system should be unavailable when the New York Stock Exchange is open.

(a)	GWFS shall maintain one or more omnibus accounts (the “Accounts”) with each Portfolio or its designated transfer agent (the “Transfer Agent”). The Accounts shall be held in the name of GWFS or a nominee. GWFS shall act as agent for the Fund, and shall receive from the Account Holders for acceptance as of the close of trading on the New York Stock Exchange (normally 4:00 p.m. ET) (“Close of Trading”) on each Business Day (based upon the Account Holders’ receipt of instructions from Plan participants prior to the Close of Trading on each such Business Day): (i) orders for the purchase of shares of the Funds; (ii) redemption requests and redemption directions with respect to shares of the Funds held by the Plans; and (iii) orders for the exchange of shares from one Portfolio to another Portfolio (such purchase orders, redemption requests and exchange orders are collectively referred to in this Agreement as “Instructions”). GWFS shall properly complete any applications or other forms required by the Trust or its designated agent for the purposes of establishing or maintaining an account.

(b)	The Fund, Trust, or their agents, shall furnish GWFS, for each Fund or Portfolio, by 7:00 p.m. ET the following:

(i)	The final net asset value information as calculated at the Close of Trading on each business day that the New York Stock Exchange is open for business (each a “Business Day”);

(ii)	Dividend information (for periodic payments or equity dividends or capital gains not later than the ex-date and for all other intermittent dividends, not later than the date such dividend is ex to the Account Holders);

(iii)	In the case of fixed income or money market funds, the daily accrual or the interest rate factor on each Business Day; and

(iv)	All pricing and dividends information, and other similar notifications, will be communicated via email, phone, overnight mail, facsimile, or an electronic medium acceptable to both parties.

(c)	Instructions will be deemed received by the Fund if received by GWFS prior to the Close of Trading on the Business Day of the original communication from the Plan to GWFS (the “First Business Day”). GWFS shall cooperate to enable the Fund and its Transfer Agent and principal underwriter (by facsimile) to receive Instructions and deliver confirmations on the Business Day following the First Business Day (the “Second Business Day”). GWFS shall communicate confirmation of the transactions effectuated as a result of the receipt of Instructions to the applicable Plan representative. GWFS shall communicate (by facsimile) Instructions based on orders received by GWFS from Account Holders or Plan participants by the Close of Trading on the First Business Day to the Transfer Agent no later than 7:30 AM. ET on the Second Business Day (prenotification shall not be required for trades under $1mm; GWFS will make commercially reasonable efforts to provide prenotification for any plan level event that results in a trade in excess of $1mm); the Trust shall cause the Transfer Agent to communicate (by e-mail, phone, facsimile, or such other means upon which the parties may mutually agree) confirmations by the Close of Trading on the Second Business Day. GWFS shall, as agent for the Fund, process all written instructions from Plan Representatives or Plan participants to purchase, redeem, or exchange shares of the Funds in accordance with the exchange or repurchase procedures set forth in each Fund’s then current Prospectus and Statement of Additional Information (the “SAI”). GWFS shall maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data so transmitted. In no event shall GWFS accept Instructions on any Business Day with respect to requests by Plan participants that have not been received by GWFS prior to the Close of Trading on the Business Day on which such Instructions are to be prepared. Instructions received in proper form by GWFS after the Close of Trading on any Business Day shall be treated as if received on the Second Business Day.

(d)	Upon receipt of the monies paid to GWFS by the Transfer Agent for the redemption of shares of the Fund, GWFS shall pay, or shall direct the Plan representative to pay, such monies. GWFS shall not process or effect any redemption with respect to shares of a Fund after receipt by GWFS of notification of the suspension of the determination of the net asset value of such Fund.

(e)	GWFS represents that all orders transmitted to the Fund shall be based on Instructions communicated in proper form by the Plan representative, Plan participants and/or authorized committee. In no event shall Instructions for processing on the First Business Day be accepted by GWFS later than the Close of Trading on such First Business Day.

(f)	GWFS agrees to use reasonable efforts to render assistance, and to cooperate with, the Funds to achieve compliance with the Funds’ policies and restrictions on short-term or excessive trading activity as they may be amended from time to time, or to the extent required by applicable law or other regulatory requirements, or pursuant to other agreements between the parties (e.g. SEC Rule 22c-2 Addendum).

(g)	The settlement date for all trades (including purchases and redemptions) is the Business Day following the trade date (settlement date = trade date + 1); however, the Trust reserves the right to settle redemptions consistent with the Trust’s prospectus, which allows for settlement up to seven days following date of redemption. Both Parties will send all wires for net purchases and redemptions by the close of the Federal Reserve Wire Transfer System (normally 5:30 p.m. ET) on the settlement date. All Settlements (purchases and redemptions) shall be in U.S. dollars and a Fund or the Trust will pay redemption proceeds in whole.

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(h)	The Trust or its agent shall send (via e-mail, phone, overnight mail, facsimile, or an electronic medium acceptable to the parties) daily confirmations of all trades to GWFS no later than the day following the communication of the purchase or redemption order.

(i)	The Fund, Trust, Transfer Agent, or their designee, shall maintain an authorized person as set forth in Section 15 for which GWFS may contact outside of normal business hours to confirm the information provided pursuant to subpart (b) of this Section 1.

On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of trades. Trades will be settled on the next Business Day that the Federal Reserve Wire Transfer System is open. The original trade date will apply.

2.	Procedures for Order and Settlement via Fund/SERV.

(a)	GWFS, the Fund and Trust have entered into this Networking and Trading Agreement to facilitate the transmission of information regarding Accounts through Fund/SERV. The parties acknowledge that Matrix Level 0 trading (Trust Networking) procedures will be used; however, GWFS is not a trust entity and does not perform or act in a fiduciary manner whatsoever with regard to the Account Holders. GWFS shall properly complete any applications or other forms required by the Trust or its designated agent for the purposes of establishing or maintaining an account.

(b)	When both parties are actively trading via Fund/SERV, procedures for purchase and redemption orders for shares from Account Holders shall be as set forth in this Section 2. GWFS shall maintain one or more Accounts with respect to each Portfolio or its designated Transfer Agent. The Accounts shall be held in the name of GWFS or a nominee. The Fund, Trust, or their agents, shall furnish GWFS, for each Fund or Portfolio, by 7:00 p.m. ET the following:

(i)	The final net asset value information as calculated at the Close of Trading on each Business Day;

(ii)	Dividend information (for periodic payments or equity dividends or capital gains not later than the ex-date and for all other intermittent dividends, not later than the date such dividend is ex to the Account Holders);

(iii)	In the case of fixed income or money market funds, the daily accrual or the interest rate factor on each Business Day; and

(iv)	All pricing information and other similar notifications will be communicated via NSCC’s Fund/SERV system and via email, phone, overnight mail facsimile, or an electronic medium acceptable to both parties; all dividends information and other similar notifications will be communicated via NSCC’s Fund/SERV system and email, phone, overnight mail facsimile, or an electronic medium acceptable to both parties.

(c)	As agent for the Fund, GWFS shall receive Instructions from the Plans for acceptances as of the Close of Trading on each Business Day (based upon the Plans’ receipt of instructions from Account Holders prior to the Close of Trading on each such Business Day). Upon receipt of Instructions from the Account Holders for acceptance as of the Close of Trading, GWFS shall calculate the net purchase and/or redemption order for each Fund for each Account. Instructions received by GWFS, or its agent, prior to the Close of Trading on the First Business Day shall be transmitted to the NSCC by 7: 30 a.m. ET on the Second Business Day (prenotification shall not be required for trades under $1mm; GWFS will make commercially reasonable efforts to provide prenotification for any plan level event that results in a trade in excess of $lmm). Subject to GWFS’ compliance with the foregoing, the Business Day on which instructions are received by GWFS, or its agent, in proper form prior to the Close of Trading shall be the date as of which shares of the Funds are deemed purchased or redeemed pursuant to such Instructions. Instructions received in proper form by GWFS after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions shall be automatically reinvested at net asset value in accordance with the Funds’ then current prospectuses.

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(d)	Upon receipt of the monies paid to GWFS by the Transfer Agent for the redemption of shares of the Funds, GWFS shall pay, or shall direct the Plan representative to pay, such monies. GWFS shall not process or affect any redemption with respect to shares of a Fund after receipt by GWFS of notification of the suspension of the determination of the net asset value of such Fund.

(e)	GWFS represents that all orders transmitted to the Fund shall be based on Instructions communicated in proper form by the Plan representative, Plan participants and/or authorized committee. In no event shall Instructions for processing on the First Business Day be accepted by GWFS later than the Close of Trading on such First Business Day.

(0	GWFS agrees to use reasonable efforts to render assistance, and to cooperate with, the Funds to achieve compliance with the Funds’ policies and restrictions on short-term or excessive trading activity as they may be amended from time to time, or to the extent required by applicable law or regulatory requirements, or pursuant to other agreements between the parties (e.g. SEC Rule 22c-2 Addendum).

(g)	The settlement date for all trades (including purchases and redemptions) is the Business Day following the trade date (settlement date = trade date + 1) ; however, the Trust reserves the right to settle redemptions consistent with the Trust’s prospectus, which allows for settlement up to seven days following date of redemption. Both parties shall execute all settlements on the settlement date in accordance with NSCC rules and procedures. Settlements shall be in U.S. dollars and a Fund or the Trust will pay redemption proceeds in whole.

(h)	Trust or its agent shall send (via e-mail, phone, facsimile, or an electronic medium acceptable to the parties) daily confirmations of all trades to GWFS no later than the day following the communication of the purchase or redemption order.

(i)	The Fund, Trust, Transfer Agent, or their respective designee, shall maintain an authorized person as set forth in Section 15 for which GWFS may contact outside of normal business hours to confirm the information provided pursuant to subpart (a) of this Section 2.

(j)	On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of trades. Trades will be settled on the next Business Day that the Federal Reserve Wire Transfer System is open. The original trade date will apply.

3.	Position Files. Daily, the Trust shall furnish, or cause to be furnished to, GWFS information setting forth the position of each Account Holder as of a date determined by GWFS. All such notifications will be communicated via Fund/SERV or through other mutually acceptable means. Should such services be unavailable for any reason, or should either party not be currently transmitting or receiving such information via Fund/SERV, the communication will be made via e-mail, phone, facsimile, or an electronic medium acceptable to the parties.

4.	Dividends and Distributions. Upon the declaration of each dividend and each capital gain distribution by the Directors of the Fund with respect to shares of the Portfolios, the Trust shall pursuant to Section 1(b) (for manual trading) or Section 2(a) (for NSCC trading) furnish, or cause to be furnished to, GWFS information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders are entitled to payment, the amount payable per share to the shareholders of record as of that date, the total amount payable on the payment date. On or before the payment date specified in such resolution of the Directors, the Trust, or its agent, will pay to the Accounts sufficient cash to make payment for Fund shares as of such payment date. With respect to the reinvestment of dividends and capital gains, the number of shares reinvested shall be furnished to GWFS by the following Business Day. All such dividend notifications will be communicated via Fund/SERV or other mutually acceptable means. Should such services be unavailable for any reason, or should either party not be currently capable of transmitting or receiving such information via Fund/SERV, the communication shall be made via e-mail, phone, facsimile, or an electronic medium acceptable to the parties.

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5.	Verification. Each party hereto shall, as soon as practicable after its receipt of a report, notification or information transmitted by the other party hereto, verify to such other party by e-mail, phone, facsimile, or an electronic medium acceptable to the parties its receipt of such transmission, and in the absence of such verification, a party to whom a transmission is sent shall not be liable for any failure to act in accordance with such transmission unless the sending party can prove that such transmission was actually received by the other.

6.	Trade Corrections and Price Protection.

(a)	Trade Corrections. In the event of an error in the process of a trade request by GWFS, the Trust shall honor the correction of such trade for a period of no less than the next Business Day after the date of the erroneous trade. All such corrective transactions will be communicated by GWFS via Fund/SERV by 9:00 AM. Should such services be unavailable for any reason the communication will be made via e-mail, phone, overnight mail, facsimile, or an electronic medium acceptable to the parties.

(b)	Price Protection. In the event a trade request was prevented due to system problems or rejected (“Trade Reject”), GWFS will notify the Fund or the Transfer Agent by 7:30a.m. ET on the next Business Day of the Trade Reject to request price protection. GWFS will work with the Fund or the Transfer Agent to coordinate resubmission and settlement of the trade request.

7.	Pricing Errors.

In the event of an error in the computation of a Portfolio of the Fund’s net asset value per share (“NAV”) or any dividend or capital gain distribution (each, a “Pricing Error”), the Trust or the Fund shall immediately notify GWFS as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing. A pricing error shall be corrected consistent with the Trust’s NAV correction policy.

If an adjustment is necessary to correct a material error which has caused Underlying Accounts to receive less than the amount to which they are entitled, the number of shares of the appropriate Portfolios of the Fund attributable to the Underlying Accounts will be adjusted and the amount of any underpayments shall be credited by the Trust to GWFS for crediting of such amounts to the applicable Underlying Accounts provided such amounts can be evidenced by GWFS.

Upon notification by the Trust of any overpayment due to a material error, GWFS shall promptly remit to Trust any overpayment that has not been paid to Underlying Accounts; however, Trust acknowledges that GWFS does not intend to seek additional payments from any Underlying Account who, because of a pricing error, may have underpaid for units of interest or shares credited to his/her account. In no event shall GWFS be liable to Underlying Accounts for any such adjustments or underpayment amounts. GWFS will use commercially reasonable efforts to provide Trust with the necessary information relevant for Trust to seek remuneration from Account Holder. In no event shall GWFS be liable to Account Holders for any such adjustments or underpayment amounts unless such adjustment or underpayment is primarily due to the fault of GWFS.

8.	Sales and Other Charges. With respect to the Fund and Portfolios, the Trust and the Fund agree to waive all sales loads (front-end and back-end loads), and all other similar charges not specifically provided for in this and any other agreements entered into by and between GWFS and the Trust and/or the Fund, in their entirety.

9.	Over/Under Payments. If an adjustment is necessary to correct an error which has caused Account Holders to receive less than the amount to which they are entitled, the number of shares of the applicable account of such Account Holder will be adjusted and the amount of any underpayments shall be credited by the Trust to GWFS for crediting of such amounts to the applicable Account Holder accounts. Upon notification by the Trust of any overpayment due to an error, GWFS shall promptly remit to Trust any overpayment that has not been paid or credited to Account Holders; however, Trust acknowledges that GWFS does not intend to seek remittance of overpayments from any Account Holder unless GWFS is at fault for such error. GWFS will use commercially reasonable efforts to provide Trust with the necessary information relevant for Trust to seek remuneration from Account Holder. In no event shall GWFS be liable to Account Holders for any such adjustments or underpayment amounts unless such adjustment or underpayment is primarily due to the fault of GWFS.

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10.	Enhanced Trading Capabilities. Trust agrees that if at any time its capabilities are improved or enhanced in any manner to facilitate trading of Funds or Portfolios subject to this Agreement, that GWFS shall be advised within 30 (thirty) days of the initiation of this enhanced trading capability. At no time shall Trust limit GWFS from access to enhanced trading capabilities.

11.	Blue Sky Matters. To the extent feasible, GWFS will cooperate with the Trust with respect to any requests pertaining to the state of residence as well as the state of domicile of the Plans.

12.	Governing Law and Dispute Resolution.

(a)	To the extent applicable under FINRA rules and regulations, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

(b)	The provisions of this Section 12 will not affect either party’s right to seek injunctive or other provisional relief at any time and as set forth elsewhere in the Agreement and shall survive the termination of the Agreement. Notwithstanding the provisions of this Section, the parties shall continue performance of their respective obligations and duties as contemplated under this Agreement and any amendments schedules or exhibits executed thereto during dispute resolution.

(c)	The parties will use reasonable efforts to resolve any dispute arising out of the Agreement through a meeting of appropriate managers from each party. If the parties are unable to resolve the dispute, either party may escalate the dispute to its executives. If an executive level meeting fails to resolve the dispute within 30 (thirty) days after escalation, either party may seek any available legal relief as set forth below in subsection (d).

(d)	For any dispute that is subject to mandatory arbitration under the then existing FINRA Code of Arbitration Procedure (the “FINRA Code”), such dispute will be adjudicated according to the FINRA Code. The parties agree to timely submit a joint request for an explained decision, consistent with the FINRA Code, and to evenly share the cost for such request. All other disputes with respect to this Agreement may be resolved by resort to any available legal relief.

13.	Indemnification. Except as to matters excluded from liability pursuant to this Section 13, the Trust and GWFS each (each an “Indemnitor”) shall indemnify and hold harmless the other and its respective officers, directors, partners, employees, trustees, shareholders and agents (“Indemnitees”), against any claims or liabilities suffered by all or any of such Indemnitees to the extent arising out of or in connection with any representation, warranty, or obligation under this Agreement, act or commission or omission or the negligence or willful misconduct of the Indemnitor relating to this Agreement or the services rendered hereunder, including reasonable legal fees and other out-of-pocket costs of investigating and/or defending against any such claim or liability.

The Trust agrees to indemnify and hold harmless GWFS for any actions GWFS undertakes insofar as those actions are related to complying with, or implementing, the Fund’s policies and procedures as set forth in the applicable prospectus. The Trust agrees to indemnify and hold harmless GWFS for any loss incurred by GWFS due to errors or delays in the calculation of a Fund’s daily net asset value or made by Fund or its agent when transmitting such information to GWFS. Trust also agrees to compensate GWFS for any reasonable cost of any adjustments made to Account Holders and/or Plan participant accounts arising from such information errors.

The Trust shall promptly reimburse GWFS for any and all costs or expenses which GWFS incurs that are associated with any failure of the Fund to settle trades by the time specified on the Business Day following the Trade Date. Trust shall also reimburse GWFS for any and all costs or expenses which GWFS incurs that are associated with the rejection of any trade submitted in accordance with Sections 1 and 2 of this Agreement.

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In providing services pursuant to this Agreement, the Trust, the Fund and GWFS shall comply with all applicable Federal and state securities laws and regulations and each party hereto shall fully indemnify the other for any claims or liabilities suffered by such other party, or its officers, directors, partners, employees, trustees, shareholders or agents (including reasonable legal fees and other out-of-pocket costs of investigating and/or defending against any such claim or liability), arising from non-compliance by such party with any such laws or regulations.

Promptly after receipt by an indemnitee under this Section 13 of notice of the commencement of a claim or action that may be covered hereunder (“Claim”), the indemnitee shall notify the Indemnitor of the commencement thereof; provided, however, that the failure to provide such prompt notice to the Indemnitor shall not relieve the Indemnitor of any liability it may have to an indemnitee unless such failure has prejudiced the defense of such claim. As a condition to indemnification hereunder, the indemnitee shall provide the Indemnitor with complete details, documents and pleadings concerning any Claim. The Indemnitor will be entitled to participate in any Claim and may assume the defense thereof with counsel reasonably satisfactory to the indemnitee. However, if the indemnitee reasonably determines that defenses may be available to it which are not available to the Indemnitor, and which may be inconsistent with the interests of the Indemnitor, then the indemnitee shall have the right to assume its own defense, with counsel reasonably satisfactory to the Indemnitor. Should this situation arise, the indemnitee will promptly notify the Indemnitor in writing of its decision and the reasons therefor. The Indemnitor shall remain responsible for the cost of reasonable legal or other expenses incurred as they pertain to the additional or inconsistent defenses of indemnitee. After notice from the Indemnitor to the indemnitee of the Indemnitor’s election to assume the defense of any Claim, the Indemnitor will not be liable to any indemnitee under this Section 13 for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense of such Claim, except as stated herein. No party shall unilaterally agree to a compromise or settlement of any such claim without the written consent of the other party. Such consent shall not be unreasonably withheld.

In providing the indemnifications set forth in the immediately preceding paragraphs, each party hereto agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

The Trust represents and warrants that it is covered by a professional indemnity insurance and crime policy issued by Federal Insurance Company (the “Policy”), and that the coverage provided by the Policy is reasonably sufficient to meet its indemnification obligations under this Agreement. The Trust further represents and warrants that it will provide proof of the Policy upon GWFS’s reasonable request, and that it will promptly notify GWFS in the event that the Policy lapses or the Policy’s coverage is materially reduced.

14.	Termination of Agreement. This Agreement may be terminated at any time by either party upon 120 (one hundred and twenty) days prior written notice to the other party. Notwithstanding the foregoing, this Agreement shall be terminated immediately upon either (i) a material breach by either party not cured within 30 (thirty) days after notice from the other, or (ii) upon termination of services from either party to the Account Holder. The provisions of Section 13 shall survive any termination of this Agreement.

15.	Notice. Unless otherwise specified, all notices and other communications required hereunder shall be in writing and shall be hand delivered, sent by express delivery or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

If to GWFS Equities, Inc.:

8515 East Orchard Road

Greenwood Village, Colorado 80111

Attn: Charles P. Nelson, President

cc: Beverly A. Byrne, Secretary and Chief Compliance Officer

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If to Trust:

GMO Series Trust

40 Rowes Wharf

Boston, Massachusetts 02110

Attention: DC Operations

cc: General Counsel

16.	Amendment, Assignment and Other Matters. This Agreement may not be amended except by a writing signed by each of the parties hereto, provided however, that the Fund may add Portfolios to its series without written consent. This Agreement shall not be assigned by either party without the reasonable written consent of the other party. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all other prior agreements, arrangements and understandings, written or oral, among the parties.

17.	Force Majeure. None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations under this Agreement, and without the fault or negligence of such party, due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), boycotts, picketing, slow-downs, work stoppages, inability to obtain materials or services, civil commotion, riots, war and war-like operations including acts of terrorism, invasion, rebellion, hostilities, military power, sabotage, embargoes, epidemics, insurrections, explosions, governmental regulations or controls, failure of power, fire, floods, unusually severe weather conditions, earthquakes, or other casualty, accidents, national or local emergencies, natural disasters, acts of God, or disruptions in orderly trading on any relevant exchange or market.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and such agreement shall become effective as of the date first listed above.

GWFS EQUITIES, INC.

By: /s/ Charles P. Nelson

Name: Charles P. Nelson

Title: President

GMO SERIES TRUST*, on behalf of the

Funds separately and not jointly

By: /s/ Megan Bunting

Name: Megan Bunting

Title: Vice President and Clerk

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of G21/10 Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

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SEC RULE 22c-2 ADDENDUM

THIS Rule 22c-2 Addendum is made and entered into this 11th day of September, 2014 by and between GWFS Equities, Inc. and/or its affiliates herein referred to as (“GWFS” or “Intermediary”), and GMO Series Trust, (herein collectively referred to as “Fund Company”).

Intermediary has entered into trading and/or fund participation and/or administrative services agreement(s) with Fund Company to make certain mutual funds and VIT funds (herein referred to as “Fund(s)”) available to employer-sponsored retirement benefit plans, individual annuity policies and IRAs (herein referred to as “Plan(s)”) serviced by Intermediary. Fund Company has adopted policies and procedures to protect certain Fund(s) and their respective shareholders from potentially harmful Frequent Trading. Such policies and procedures include reserving the right to reject certain transactions initiated by Plan participants, beneficiaries, individual annuity owners and beneficiaries, and IRA owners (herein collectively referred to as “Participant(s)”). This Rule 22c-2 Addendum is being made to our current trading and/or administrative services agreements to assist Fund Company in meeting its goal of restricting potentially harmful Frequent Trading within the Fund(s).

Intermediary agrees to perform standardized Frequent Trading monitoring of Participant-Initiated transactions in the Fund(s) specified by Fund Company as outlined below. Fund Company agrees that the standardized Frequent Trading monitoring and purchase restriction policies and procedures set out herein satisfy Fund Company’s Frequent Trading standards and hereby instructs Intermediary to implement such monitoring policies and procedures.

Section 1— Definitions.

a.	Day(s) — calendar days unless noted otherwise.

b.	Exchange Purchase — Participant-Initiated fund transfer of any portion of a Participant’s assets into a Fund (not including purchases into the Fund made with new assets contributed or rolled into a Plan).

c.	Exchange Redemption — Participant-Initiated fund transfer of any portion of a Participant’s assets in a Plan out of a Fund (not including the withdrawal or distribution of assets out of a Plan).

d.	Frequent Trading — A Second Round Trip (as defined below) within the same Fund within 90 (ninety) calendar days after the completion of a Round Trip within that Fund.

e.	Fund(s) — Each of the funds subject to the Frequent Trading policy. Fund(s) does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940,[1] or any Fund(s) identified by Fund Company on Exhibit A.

[1]	As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (I) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

22c-2 Addendum

Intermediary Monitoring

f.	Participant-Initiated — A voluntary trade or other transaction effected at the direction of the Participant rather than the direction of the sponsor or fiduciary of a Plan.

g.	Purchase Restriction Period — The 90 (ninety) Day period during which a Participant will be restricted from initiating Exchange Purchases into the affected Fund(s). A second round trip will result in a permanent purchase block.

h.	Round Trip — A Participant-Initiated transfer into a Fund(s) followed by a Participant-Initiated transfer out of that same fund within a 90 (ninety) calendar day period.

i.	Second Round Trip — A Participant-Initiated transfer into a Fund followed by a Participant-Initiated transfer out of that same Fund within a 90 (ninety) calendar-day period beginning on the calendar day a Round Trip was completed.

j.	Shares — The interests of Participants corresponding to the securities of record issued by the Fund(s) held by Intermediary.

k.	Written — Includes electronic writings and facsimile transmissions and communications.

Section	2 — Intermediary Frequent Trading Monitoring and Purchase Restriction Period.

The Fund Company hereby instructs and directs Intermediary to monitor for Frequent Trading. Intermediary agrees to use reasonable efforts to monitor Participant-Initiated Exchange Purchases and Exchange Redemptions in accordance with the terms set forth herein.

a.	Intermediary will monitor Participant-Initiated Exchange Purchases and Exchange Redemptions and will identify any Participant who initiates a Round Trip in a particular Fund during a ninety (90) calendar-day period beginning with each Exchange Purchase into such Fund. Such monitoring will be done on a plan by plan basis (not across multiple plans).

b.	Any Participant identified as executing a Round Trip in a particular Fund(s) will be notified by Intermediary as soon as administratively practicable that a second Round Trip within such Fund(s) will subject such Participant to the Purchase Restriction Period set forth herein.

c.	Fund Company hereby instructs Intermediary to notify the Participant and to impose the Purchase Restriction Period as soon as administratively possible on any Participant identified as completing a Second Round Trip within a particular Fund(s). Such restriction shall apply only with respect to the affected Fund(s) in the Participant’s account in the Plan.

d.	Intermediary is instructed to restore the Participant’s Exchange Purchase privileges upon the expiration of the Purchase Restriction Period.

e.	Intermediary will provide the Fund Company with a quarterly report detailing any participant that engaged in a second Round Trip and any Purchase Restriction Periods put in place during such quarter.

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Section 3 — Exempt Transactions. Fund Company understands and acknowledges that the following transactions will not be subject to monitoring or data requests by Intermediary:

a.	Any and all transactions other than Participant-Initiated Exchange Purchases and Exchange Redemptions.

b.	Any transaction that is an error correction or “as-of’ adjustment.

c.	Pre-scheduled systematic transactions such as Participant or model-driven automatic rebalancing.

Section 4 — Monitoring In Lieu of Routine Data Requests by the Fund Company.

a.	As long as Intermediary is complying with the Frequent Trading Monitoring policies and procedures set out herein, Fund Company agrees not to make routine requests for data from Intermediary other than as Fund Company believes is necessary to ensure Intermediary is administering this Addendum. Intermediary will, however, provide reports and information to Fund Company, in accordance with the terms of this Addendum as reasonably requested in writing for due diligence or audit purposes. Fund Company agrees that in the absence of extraordinary circumstances, such requests would not be made more frequently than quarterly.

b.	If Fund Company identifies a Participant that has been subject to the Purchase Restriction Period more than once because of repeated Frequent Trading, Fund Company may provide written direction to Intermediary to implement special restrictions on such Participant as Fund Company deems necessary. Such written direction shall include a short explanation to be provided to the Plan and Participant regarding the special action. Intermediary will use reasonable efforts to impose such restrictions to the extent they are administratively feasible.

c.	Intermediary will provide Fund Company with quarterly and annual reports summarizing the total number of Participants who were restricted from purchasing during the previous calendar quarter.

Section 5 — Information Reporting Upon Written Request of Fund Company.

a.	Upon receipt of a written request by a Fund Company as set forth herein, Intermediary agrees to provide certain information with respect to Participant-Initiated Exchange Purchases and Participant-Initiated Exchange Redemptions as such terms are defined herein through a Plan Participant’s account maintained by Intermediary. Such information shall include:

•	The Participant’s taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known.

•	Intermediary’s alpha or numeric company identifier (e.g., NSCC number).

•	Fund/Omnibus Account Number — Intermediary’s trading account number for the Fund.

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•	Intermediary Fund Identification — The individual fund identifier on Intermediary’s system(s).

•	Indirect Intermediary Identification — Intermediary’s alpha or numeric identifier for another party (e.g., a third party administrator) that holds the account information.

•	Intermediary’s alpha or numeric identifier for the plan (e.g., Plan number).

•	Trade Date(s).

•	Transaction Type (e.g., purchase or redemption).

•	Dollar Amount.

•	Security Identification (e.g., CUSIP).

Fund Company acknowledges and agrees that Intermediary will only provide such information regarding a Participant that Intermediary is permitted to provide without Participant consent under applicable laws, rules and regulations. If Intermediary is required by law to obtain Participant consent in order to provide certain information to Fund Company, Intermediary will use reasonable efforts to obtain such consent. Fund Company shall not request any information that is not identified above, unless (i) Intermediary is otherwise required to provide such information under applicable law, or (ii) Intermediary and Fund Company agree otherwise in writing. Intermediary will not provide Participant or Plan share balance or dollar account balance information, agent or broker/dealer identification, or Participant name and address.

b.	Written requests for data shall set forth the specific period, not to exceed 90 (ninety) days from the date of the request, for which transaction information is sought. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Participant(s) or account(s) or other agreed upon information to which the instruction relates. Fund Company or its designee may request transaction information older than 90 (ninety) days from the date of the request, only upon agreement of the Intermediary, as the Fund Company deems necessary to investigate compliance with policies established by Fund Company for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Fund Company. Fund Company shall refrain from making unduly costly or burdensome requests.

c.	Intermediary agrees to transmit the requested information that is on its books and records to Fund Company or their designee as soon as reasonably practicable, and agrees to use best efforts to transmit the requested information within 5 (five) business days after receipt of the request. Intermediary has no information housed by an indirect intermediary. The requested information shall be communicated in accordance with standards that are mutually agreed upon by the parties.

d.	Fund Company or its designee agree not to use the information received from Intermediary for any purpose other than to comply with SEC Rule 22c-2, and such other applicable laws, rules and regulations. Fund Company shall treat the information as strictly confidential and shall take such steps as are reasonably necessary to protect its confidentiality and prevent the unauthorized disclosure or use of such information.

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e.	Intermediary agrees to take reasonable steps to execute written instructions from the Fund Company to restrict or prohibit further purchases or exchanges of Shares by a Participant that has been identified by the Fund Company as having engaged in transactions involving the Fund (directly or indirectly through the Intermediary’s account) that violate the trading policies established by the Funds for the purpose of eliminating or reducing potentially harmful market timing or frequent trading. Intermediary agrees to provide written confirmation to Fund Company or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable and shall use best efforts to provide such confirmation not later than 10 (ten) business days after the instructions have been executed.

f.	Upon written request to Intermediary by a Plan or Participant, Fund Company agrees to provide to Intermediary a brief written summary of the Fund Company’s market timing or other abusive trading policies with respect to the Fund(s) specifying how the Participant’s trading activity violated such policies that the Intermediary may provide to the Plan or Participant initiating the request.

Section 6 — Plan Fiduciary Directions. At the direction of a fiduciary with respect to a Plan (e.g., trustee or plan sponsor), in lieu of following the policies and procedures set forth herein with respect to said Plan, Intermediary will close a Fund(s) to all new purchases including exchanges and contributions, for all Participants in the Plan.

Section 7 — Miscellaneous. Intermediary and Fund Company reserve the right to modify the Frequent Trading monitoring practices at any time by mutual agreement.

All other terms and provisions of the existing Agreements not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Rule 22c-2 Addendum to be executed by their duly authorized officers effective as of the date specified above.

GWFS Equities, Inc.	Fund Company*, on behalf of the Funds separately and not jointly

By: /s/ Charles P. Nelson	By: /s/ Megan Bunting
Name: Charles P. Nelson	Name: Megan Bunting
Title: President	Title: Vice President and Assistant Clerk
Date: 9/13/2014	Date: 9/11/2014
Address: 8515 E. Orchid Road	Address: 40 Rowes Wharf
Greenwood Village, CO 80111	Boston, MA 02110

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*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

22c-2 Addendum

Intermediary Monitoring

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ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made and entered into this 1lth day of September, 2014 by and between GWFS Equities, Inc. (“GWFS”), a Delaware corporation having its principal office and place of business at 8515 East Orchard Road, Greenwood Village, Colorado, 80111, and GMO Series Trust (the “Trust”), a Massachusetts business trust having its principal office and place of business at 40 Rowes Wharf, Boston, MA 02110.

WHEREAS, the Trust, is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) (collectively or as applicable, the “Fund”), and each separate series of a Fund (the “Portfolios”); and

WHEREAS, the Trust has the authority to enter into contracts with companies that relate to the services it is required to provide to the Fund and its Portfolios and to bind the Funds to the performance contemplated thereby hereunder; and

WHEREAS, it is contemplated that qualified employee benefit or retirement plans, nonqualified employee benefit plans and other account holders (“Account Holders”) will invest their assets in the Fund or its Portfolios; and

WHEREAS, GWFS, a registered broker and member of the Financial Industry Regulatory Authority, Inc., (“FINRA”), or its affiliated third party administrator, has contractually agreed to provide recordkeeping and other administrative services to such Account Holders, which requires (among other things) plan participant recordkeeping services, client services and communication services; and

WHEREAS, GWFS desires to provide the Fund distribution/sales services and the administrative/recordkeeping services specified herein with respect to Account Holders which have allocated assets to the Fund or its Portfolios (the “Services”); and

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1. Terms of Appointment

Section 1.1. Subject to the terms and conditions set forth in this Agreement, and any Exhibits attached hereto, GWFS agrees to perform the Services contemplated by this Agreement solely with respect to Account Holders which may from time to time purchase or sell Fund or Portfolio shares.

Section 1.2. The parties hereto agree that the Services are distribution related services and/or shareholder administrative/recordkeeping services but are not investment advisory services.

Section 1.3. GWFS agrees that it shall maintain and preserve all records required by this Agreement to be maintained and preserved in connection with providing the Services, and shall otherwise comply with all laws, rules and regulations applicable to the Services. Upon written request of the Trust, GWFS agrees to provide copies of: all historical records relating to Account Holder transactions, any data relating to written communication regarding the Fund or its Portfolios to or from the Account Holders, and any other materials, as may reasonably be requested to enable the Trust and its representatives and agents to monitor and review the Services, or to comply with any request of the board of directors or trustees (collectively, the “Directors”) of the Fund or of a governmental body, self-regulatory organization or a shareholder. Such copies will be provided at the expense of the Trust. GWFS agrees that it shall permit Trust and its representatives and agents, upon 72 (seventy two) hours prior notice and during regular business hours, to have reasonable access to GWFS’ personnel and records to monitor the performance of the Services.

Section 1.4. The provisions of this Agreement shall in no way limit the authority of the Fund to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or the sale of the Fund’s or its Portfolios’ shares.

Section 1.5. The parties hereto agree that: the Services provided by GWFS are not in the capacity of a sub-transfer agent for the Trust or the Fund as that term is defined pursuant to Rule 17A et. seq. of the 1934 Act; the Fund and the Trust will not list GWFS as a sub-transfer agent on any required filings made by its transfer agent or in any Fund prospectus; and GWFS shall not be responsible for filing any reports with respect to information that pertains to the Fund.

Section 1.6. In no event shall GWFS be required or authorized to countersign any securities, monitor the issuance of securities with a view to preventing unauthorized issuance, register the transfer of any securities, exchange or convert any securities or transfer record ownership of such securities by book entry or otherwise, except as stated herein.

Section 1.7. Trust and GWFS agree that each intends to clear trades through, and make use of, the National Securities Clearing Corporation’s Defined Contribution Clearing & Settlement Service or FundSERV (collectively the “NSCC”). Therefore, effective at such time as both parties are operating under the NSCC, all information shall be passed through the NSCC. This Agreement shall incorporate by reference the terms and responsibilities of any existing trading agreement entered into between GWFS and the Fund or its designee.

Article 2. Fees and Expenses

Section 2.1. For performance of the distribution related portion of the Services by GWFS, on behalf of the Account Holders, the Trust, or its designee, agrees to pay GWFS a fee, as set out in the fee schedule attached hereto as Exhibit A, which shall be determined from the average daily net asset value of the Fund or Portfolio shares for whom GWFS is the broker of record. These fees shall be paid from the Rule 12b-1 Plan adopted by the Fund.

Section 2.2. The administrative service or equivalent fee described above shall remain payable and due so long as there remain any assets invested in the Fund, regardless of any termination of the Agreement, in any manner by the Account Holders as contemplated by the Agreement. The Fund may modify the rate of the administrative service or equivalent fee described above only upon 120 (one hundred and twenty) days written notice to GWFS prior to the end of any calendar year, with such revised rate becoming effective as of the lst of January following any such calendar year.

Section 2.3. The 12b-1 distribution fee described above shall remain payable and due so long as there remain any assets invested in the Fund, in any manner by the Account Holders as contemplated by the Agreement and shall only be subject to termination in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended from time to time.

Section 2.4. Such fees shall be due and payable automatically within 30 (thirty) days after the last day of the quarter to which such payment relates.

Section 2.5. The Fund will calculate the asset balance for each day on which the fees are to be paid pursuant to this Agreement with respect to each applicable portfolio of the Fund. GWFS shall have the right to reasonably audit the preparation of such calculation.

Article 3. Representations and Warranties of GWFS

Section 3.1. GWFS represents and warrants to the Trust that:

(a)	GWFS is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

(b)	GWFS is duly qualified and has all requisite licenses and authority to carry on its business in Delaware and in all other jurisdictions in which it conducts business; and it is a member in good standing of FINRA.

(c)	GWFS is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of GWFS or any applicable law, rule, or regulation.

(d)	GWFS has and will continue to have access to the necessary facilities, equipment and personnel to perform the Services in accordance with the best industry practice.

(e)	GWFS shall promptly notify the Trust in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

Article 4. Representations and Warranties of the Trust

Section 4.1. The Trust represents and warrants to GWFS that:

(a)	The Trust is a Massachusetts business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

(b)	The Trust, on its own behalf and that of the Fund, is duly authorized by all necessary action, approval or authorization to enter into this Agreement and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of the Fund or any applicable law, rule, or regulation.

(c)	The Trust has and will continue to have access to the necessary facilities, equipment and personnel to perform its obligations under this Agreement.

(d)	The Trust shall promptly notify GWFS in the event that it, or the Fund, is for any reason, unable to perform any of their obligations under this Agreement.

Article 5. RecordKeeping/Administrative Duties of GWFS

Section 5.1 Shareholder Information.

(a)	Plan Records. GWFS shall maintain a record of the number of Fund and Portfolio shares held by each Account Holder.

(b)	Participant Records. GWFS will perform the required sub-accounting necessary to record Plan participant interests in a retirement Plan (the “Plan”), which shall include the name, address and taxpayer identification number of each such Plan participant and any other records agreed required by a Plan.

Section 5.2 Shareholder Services.

(a)	GWFS shall investigate all inquiries from authorized Plan representatives or other Account Holders relating to the shares held.

Section 5.3 Record Keeping.

(a)	Recordation of the Issuance of Shares. GWFS shall record the ownership interest of Account Holders with respect to Fund and/or Portfolio shares and maintain a record of the total number of shares which are so issued to the Account Holders, based upon data provided to GWFS by the Trust or its designee.

(b)	Maintenance of Records. GWFS will notify the Trust, or its agent, if discrepancies arise between the records GWFS maintains for the Account Holders and the information GWFS is provided by the Trust or its designee. The Trust, or its designee, and GWFS will cooperate to resolve any such discrepancies. In all cases, the Trust’s, or its designee’s records will be determinative of the official records of the Fund.

Section 5.4 Designation of Affiliates.

Notwithstanding anything stated herein to the contrary, GWFS may designate one or more of its affiliates or its parent company, Great-West Life & Annuity Insurance Company, for any performance required under this Article 5.

Article 6. Limited Broker Duties of GWFS

Section 6.1.

(a)	GWFS shall address and mail, or to the extent available e-mail, to Account Holders and Plan representatives, for distribution to participants, as applicable, all reports to shareholders, dividend and distribution notices, prospectuses, proxy materials and any other related documents as provided by the Trust and as required by law to be distributed. Provided however, Trust, or its designee shall be responsible for shipping the requested materials to GWFS branch offices as instructed by GWFS.

(b)	GWFS shall execute purchase and sale instruction on behalf of Account Holders and their authorized representatives in accordance with the Trading and NSCC Fund/SERV Networking Agreement between GWFS and the Trust.

(c)	GWFS registered representatives shall answer Account Holder inquiries concerning the Fund or its Portfolios and assist Account Holders in completing applications or other transactions involving the purchase or redemption of Fund or Portfolio shares; provided, however, any information supplied by GWFS shall either be previously approved by Trust, supplied by Trust or derived from the current prospectus issued by the Fund.

(d)	GWFS agrees to use reasonable efforts to render assistance, and to cooperate with, the Funds to achieve compliance with the Funds’ policies and restrictions on short-term or excessive trading activity as they may be amended from time to time, or to the extent required by applicable regulatory requirements. Except as may be required by law or pursuant to other agreements (i.e. Rule 22c-2 shareholder information agreements) between GWFS and the Adviser, neither GWFS nor its affiliates shall be responsible for identifying or otherwise discovering short-term or excessive trading activity by Account Holders; GWFS’ activities shall be limited to cooperating with the Fund in enforcing its policies as stated in the applicable prospectus should the Fund identify or otherwise discover such activity and direct GWFS to undertake such enforcement of its policies. GWFS does not impose trading restrictions unless or until the applicable underlying Portfolio of the Fund first detects and notifies GWFS of potential market timing or excessive trading activity in the omnibus activity. Accordingly, GWFS cannot prevent all market timing or excessive trading transfer activity before it occurs, as it may not be possible to identify it unless and until a trading pattern is established. To the extent the Portfolios do not detect and notify GWFS of market timing and/or excessive trading or the trading restrictions GWFS imposes on an Account Holder at the Portfolio’s request fail to curtail it, it is possible that a market timer may be able to make market timing and/or excessive trading transactions with the result that the management of the Portfolios may be disrupted and other Account Holders may suffer detrimental effects such as increased costs, reduced performance, and dilution of their interests in the affected Portfolios. GWFS assumes no liability for such detrimental effects.

Article 7. Indemnification

Section 7.1. GWFS agrees to indemnify and hold harmless the Trust and its affiliates and their Directors, officers, employees, agents and each person, if any, who controls the Trust within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by GWFS or its affiliates (the “Indemnitors”) under this Agreement, or occur in connection with or are based upon the provision of the Services by the Indemnitors. GWFS will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; provided, however, that GWFS will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of the Fund, the Trust, or their Directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

Section 7.2. The Trust agrees to indemnify and hold harmless GWFS and its affiliates and their directors, officers, employees, agents and each person, if any, who controls GWFS within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by the Fund or the Trust, or their affiliates (the “Indemnitors”), in connection with their representations, warranties, and obligations under this Agreement, the Indemnitors’ policies and procedures as set forth in the applicable prospectus insofar as the indemnitee reasonably relies upon those policies and procedures, and the Trust will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; provided, however, that the Trust will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of GWFS, its directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

Section 7.3. Promptly after receipt by an indemnitee under this Article 7 of notice of the commencement of a claim or action that may be covered hereunder (“Claim”), the indemnitee shall notify the Indemnitor of the commencement thereof; provided, however, that the failure to provide such prompt notice to the Indemnitor shall not relieve the Indemnitor of any liability it may have to an indemnitee unless such failure has prejudiced the defense of such claim. As a condition to indemnification hereunder, the indemnitee shall provide the Indemnitor with complete details, documents and pleadings concerning any Claim. The Indemnitor will be entitled to participate in any Claim and may assume the defense thereof with counsel reasonably satisfactory to the indemnitee. However, if the indemnitee reasonably determines that defenses may be available to it which are not available to the Indemnitor, and which may be inconsistent with the interests of the Indemnitor, then the indemnitee shall have the right to assume its own defense, with counsel reasonably satisfactory to the Indemnitor. Should this situation arise, the indemnitee will promptly notify the Indemnitor in writing of its decision and the reasons therefor. The Indemnitor shall remain responsible for the cost of reasonable legal or other expenses incurred as they pertain to the additional or inconsistent defenses of indemnitee. After notice from the Indemnitor to the indemnitee of the Indemnitor’s election to assume the defense of any Claim, the Indemnitor will not be liable to any indemnitee under this Article 7 for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense of such Claim, except as stated herein. No party shall unilaterally agree to a compromise or settlement of any such claim without the written consent of the other party. Such consent shall not be unreasonably withheld.

Article 8. Insurance

Section 8.1. GWFS shall maintain insurance in commercially reasonable amounts as required by FINRA. No provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Trust, GWFS or any other insured party which would otherwise be covered by a claim in the absence of any provision of this Agreement.

Article 9. Assignment

Section 9.1. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties.

Section 9.2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

Article 10. Term and Termination of Agreement

Section 10.1. This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below.

Section 10.2. This Agreement may be terminated at any time by any party upon 90 (ninety) days written notice to the other parties. The Articles on Indemnification and Confidentiality shall continue in full force and effect after termination of this Agreement.

Section 10.3. Article 2 and Exhibit A shall continue in full force and effect after termination of this Agreement with respect to Account Holders with assets allocated to the Fund(s) or Portfolio(s) at the time of termination.

Article 11. Confidentiality

Section 11.1. The parties agree to keep confidential, and to treat as proprietary, all information obtained regarding the other party, its products, clients, employees operations, and any other information obtained during this relationship (“Confidential Information”). Each party agrees not to use any such Confidential Information except as may be required herein, The parties hereto specifically understand that they must maintain this Confidential Information in such a manner that no third party can access it or that it will not be disclosed to a third party without prior consent of the respective party.

Section 11.2. Confidential Information does not include the information which (i) was publicly known and/or was in the possession of the party receiving Confidential Information (the “Receiving Party”) from other sources prior to its receipt from the party disclosing Confidential Information (the “Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge, and after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

Section 11.3. The parties hereto acknowledge that any nonpublic personal information (as defined by applicable law or regulation promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 (the “Act”)) of Account Holders, including customers (both as defined by the Act or other applicable law or regulation including, but not limited to, Regulation S-P, 17 CFR §§ 248.1-248.30), will be disclosed or utilized solely to carry out the terms of the Agreement, including pursuant to an exception contained in any applicable law or regulation promulgated under the Act in the ordinary course of business to carry out the terms of the Agreement. This section shall survive termination of the Agreement. Further, Trust agrees to maintain and enforce procedures for the safeguarding and protection of such nonpublic personal information using the same standard of care as is used with its own confidential and proprietary information, but in no event less than a commercially reasonable standard of care.

Article 12. Entire Agreement

Section 12.1. This Agreement and any Exhibits and Schedules attached hereto and the NSCC Trading Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all differing terms of prior agreements, arrangements and understandings, written or oral, among the parties.

Article 13. Amendments; Waivers

Section 13.1. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.

Section 13.2. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

Article 14. Notices

Section 14.1. All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by facsimile if confirmed in writing within three business days as follows:

(a)	If to the Trust:

GMO Series Trust

40 Rowes Wharf

Boston, Massachusetts 02110

ATTENTION: DC Operations

Cc: General Counsel

(b)	If to GWFS:

GWFS Equities, hie.

8515 East Orchard Road

Greenwood Village, Colorado 80111

ATTENTION: Charles P. Nelson, President

cc: Beverly A. Byrne, Secretary and Chief Compliance Officer

Section 14.2. Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery as set forth in Section 14.1 above.

Article 15. Governing Law; Dispute Resolution

Section 15.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

Section 15.2.

(a) The provisions of this Section 15.2 will not affect either party’s right to seek injunctive or other provisional relief at any time and as set forth elsewhere in the Agreement. Notwithstanding the provisions of this Section, the parties shall continue performance of their respective obligations and duties as contemplated under this Agreement and any amendments schedules or exhibits executed thereto during dispute resolution. The provisions of this Section 15.2 shall survive the termination of the Agreement.

(b) The parties will use reasonable efforts to resolve any dispute arising out of the Agreement through a meeting of appropriate managers from each party. If the parties are unable to resolve the dispute, either party may escalate the dispute to its executives. If an executive level meeting fails to resolve the dispute within 30 (thirty) days after escalation, either party may seek any available legal relief as set forth below in subsection (c).

(c) For any dispute that is subject to mandatory arbitration under the then existing FINRA Code of Arbitration Procedure (the “FINRA Code”), such dispute will be adjudicated according to the FINRA Code. The parties agree to timely submit a joint request for an explained decision, consistent with the FINRA Code, and to evenly share the cost for such request. All other disputes with respect to this Agreement may be resolved by resort to any available legal relief.

Article 16. Legal Relationship of Parties

Section 16.1. The parties hereto agree that they are independent contractors and not partners or co- venturers.

Article 17. Captions

Section 17.1. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Article 18. Severability

Section 18.1. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Article 19. Counterparts

Section 19.1. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Article 20. Force Majeure

Section 20.1. None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations hereunder due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, inability to obtain materials or services, natural disasters, acts of God, or disruptions in orderly trading on any relevant exchange or market.

(the remainder of this page intentionally left blank; signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the previously specified date.

GWFS EQUITIES, INC.

By:	/s/ Charles P. Nelson
Name:	Charles P. Nelson
Title:	President

GMO SERIES TRUST*, on behalf of the Funds separately and not jointly

By:	/s/ Megan Bunting
Name:	Megan Bunting
Title:	Vice President and Assistant Clerk

GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

EXHIBIT A

PORTFOLIOS AND FEES

All fees are due and payable pursuant to Article 2 of this Agreement. In no event shall the Fund, Trust or their agent, suspend or delay payment of fees payable hereunder for any reason, whether based on form of invoice, type of notice or other notification deemed not material to the proper identification and remittance of such fee in a timely manner, unless there is a good faith dispute with regard to payment of such fees. In the event of such good faith dispute, Section 15.2 of this Agreement shall apply and the original payment due date shall serve as Trust’s written notice.

The Trust, or its designee, agrees to pay GWFS an annual fee as a percentage of the average aggregate daily net asset value of shares of the Fund or its Portfolios held in Omnibus Accounts according to the schedule below. Such fee shall be paid in arrears, quarterly. Each quarterly fee shall be determined based on assets in the account at the end of each quarter, and each quarterly fee will be independent of every other quarterly fee.

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0
GMO Core Plus Bond Series Fund R4	R4	380131649	25
GMO Core Plus Bond Series Fund R5	R5	380131631	10
GMO Core Plus Bond Series Fund R6	R6	380131623	0
GMO Emerging Countries Series Fund R4	R4	380131672	25
GMO Emerging Countries Series Fund R5	R5	380131664	10
GMO Emerging Countries Series Fund R6	R6	380131656	0
GMO Foreign Fund Series Fund R4	R4	380131714	25
GMO Foreign Fund Series Fund R5	R5	380131698	10
GMO Foreign Fund Series Fund R6	R6	380131680	0
GMO Global Asset Allocation Series Fund R4	R4	380131441	25
GMO Global Asset Allocation Series Fund R5	R5	380131433	10
GMO Global Asset Allocation Series Fund R6	R6	380131425	0
GMO Global Equity Allocation Series Fund R4	R4	380131474	25

GMO Global Equity Allocation Series Fund R5	R5	380131466	10
GMO Global Equity Allocation Series Fund R6	R6	380131458	0
GMO International Bond Series Fund R4	R4	380131615	25
GMO International Bond Series Fund R5	R5	380131599	10
GMO International Bond Series Fund R6	R6	380131581	0
GMO International Developed Equity Allocation Series Fund R4	R4	380131375	25
GMO International Developed Equity Allocation Series Fund R5	R5	380131367	10
GMO International Developed Equity Allocation Series Fund R6	R6	380131359	0
GMO International Equity Allocation Series Fund R4	R4	380131516	25
GMO International Equity Allocation Series Fund R5	R5	380131490	10
GMO International Equity Allocation Series Fund R6	R6	380131482	0
GMO Quality Series Fund R4	R4	380131409	25
GMO Quality Series Fund R5	R5	380131508	10
GMO Quality Series Fund R6	R6	380131607	0
GMO U.S. Equity Allocation Fund R4	R4	380131102	25
GMO U.S. Equity Allocation Fund R5	R5	380131201	10
GMO U.S. Equity Allocation Fund R6	R6	380131300	0